Exhibit 10.18
Sublease Agreement
Made and entered into on 31 of January, 2018
Between:

SwitchUp Ltd., Co. No. 515676583
of 10 Hasharon Street, Tel Aviv
c/o its authorized signatory: Mr. Tom Kadosh, Identity No. intentionally omitted and Mr. Yoni Porat Identity No. intentionally omitted __________________ (hereinafter, the “Landlord”) ________________of the first part; And:
ZIPRECRUITER ISRAEL Ltd. Co. No. 515247740
At Shenhav and co., Advocates & Notary, of 4 Ha’nechoshet St., Ramat Ha’hayal, Tel Aviv
c/o its authorized signatory: Mr. David Feldman, intentionally omitted.
of, up to delivery of possession in the Tenancy and, thereafter, at the Tenancy, as defined hereunder.
(hereinafter, the “Tenant”) _________________________ of the second part;
Whereas:         the Landlord is leasing out the Tenancy on an area of around 1207 sq.m. on land known as part of Bloc 7101 Parcel 19 (previously part of Parcel 1 Bloc 7101 and part of Parcel 32 Block 7459) in the town of Tel-Aviv-Jaffa, whose address is 18th floor of 32 Ha’arbah, Hagag Towers (hereinafter, the “Land” and the “Head Tenancy” respectively), in accordance with an unprotected tenancy agreement that was entered into on, between it and the owner of the Tenancy (hereinafter, the “Owner”, the “Head Tenancy Agreement”) attached hereto as Annex A; and
Whereas:         under the Head Tenancy Agreement between the Landlord and the Owner, the Landlord is permitted to lease out the Head Tenancy on a fixed-term, unprotected sub-tenancy, to a tenant, all in accordance with the terms of this Tenancy Agreement and subject to the conditions of the Head Tenancy Agreement; and
Whereas:        the Tenant wishes to lease the Tenancy from the Landlord, on an unprotected sub-tenancy (as set forth in Section 2.1 below), after the Landlord’s Renovate the Tenancy so it will come to a fully furnished and designed office space (in a standard at least as presented to the Tenant at 10 Ha’sharon street Tel-Aviv) and including the equipment and furniture detailed in the attached list marked as Annex “D” to this Agreement (hereinafter, jointly, the “Tenancy”), for office purposes only, after having checked the building in which the Tenancy is located and the Tenancy and after having been provided with all the information required, to its full satisfaction, to enter into this contractual arrangement, all subject to and in accordance with, all the provisions of this Agreement; and
Whereas:        The Landlord agrees to lease the Tenancy to the Tenant on an unprotected sub-tenancy, all subject to and in accordance with all provisions of this Agreement and of the Head Tenancy Agreement; and
Whereas:         the parties wish to define, settle and set forth in writing, the framework of their rights and obligations regarding the leasing of this Tenancy, all as set out hereunder in this Agreement;

Now therefore, it is declared, agreed and stipulated between the parties, as follows:
1.    General
1.1    The preamble and annexes to this Agreement constitute an integral part hereof.
1.2    Section headings in the Agreement are for the purpose of orientation only and are not part of the Agreement and will not be used for its interpretation.
1.3    Annexes:
-    Annex “A” –Head Tenancy Agreement blackened in parts
-    Annex “B” – Blueprint of the Tenancy
-    Annex “B1” - Basic Specification Plan    -
-    Annex “C” –Insurance Annex- Deleted.
-    Annex “D” – List of equipment, furniture and chattels that are the Landlord’s property and are being provided for the Tenant’s use at the Tenancy in the context of this Agreement as an integral part of the Tenancy.
-    Annex “E” – The management agreement and/or articles (if there are any relating to the building in which the Tenancy is located).
-    Annex “F” – Text of the bank guarantee.
-    Annex “G” – Special directives for using the Tenancy’s system and/or working with heat (if there are any such directives regarding the building in which the Tenancy is located).
-    Annex “H” – intentionally omitted.
2.    Nature of this Agreement and non-applicability of the Tenancy Protection laws
2.1    It is agreed between the parties that the provisions of the Tenant Protection Law (Consolidated Version) 5732-1972, will not apply in any form, and that this Law and/or the amendments thereto and regulations enacted or to be enacted by virtue thereof, do not and will not apply to the lease under this Agreement or to the Tenant and/or the Tenancy and/or this Agreement.
2.2    The Landlord hereby undertakes to lease to the Tenant and the Tenant hereby leases from the Landlord, the Tenancy as set forth in the terms of this Sublease Agreement. It is agreed by the parties that this Agreement will be subject to the provisions of the Head Tenancy Agreement, mutatis mutandis, while the Landlord will have all rights vis a vis the Tenant as are imparted to the Owner under the Head Tenancy Agreement. It is agreed that Sections 7, 8, 9, 19 of the Head Tenancy Agreement will not apply to Tenant, and Section 10, shall apply, mutatis mutandis, on renovation work during the rental period (not the Adjustment Works, (as defined in the Head Tenancy Agreement) performed by the Landlord). Section 15 (insurance) of the Head Tenancy Agreement will apply to Tenant except for the obligations with respect to renovation works insurance regarding the Renovations to be performed by the Landlord in accordance with Section 3.4 below.
2.3    For the avoidance of doubt, it is clarified that any act and/or omission by the Tenant that contravenes the provisions of the Head Tenancy Agreement and/or that causes the Landlord to be in breach of the Head Tenancy Agreement will be deemed, essentially, as a breach of this Agreement, except for Sections 7, 8, 9, and 19 of the Head Tenancy

Agreement, and except for the obligations set forth in Sections 10 and 15 of the Head Tenancy Agreement with respect to Renovations (as described in Section 3.4) and Adjustment Works performed by the Landlord in the Tenancy before the Tenant occupies the Tenancy, and insurance associated therewith, such provisions inapplicable to the Tenant.
2.4    The Tenant indemnification and liability obligations toward the Landlord shall be as set forth in Section 14 of the Head Tenancy Agreement, which shall apply towards the Landlord under this Agreement, mutatis mutandis, including an act and/or omission that contravenes the non-blackened provisions of the Head Tenancy Agreement and/or that causes the Landlord to be in breach of the Head Tenancy Agreement.
3.    The Tenant’s declarations
3.1    The Tenant declares that it has read the relevant parts of the Head Tenancy Agreement, which is attached as Annex “A” to this Agreement, has understood all the terms and directives in Annex “A” and agrees unreservedly to everything stated therein and to do everything relating to this Agreement with everything entailed therein, and without derogating from the generality of the aforesaid, understands all the provisions that apply to the lease that is the subject of this Agreement, and all subject to that stated herein, except for the blackened parts, and subject to the provisions of sections 2.2 and 2.3 of this agreement (“the Exclusions”).
3.2    The Tenant specifically declares and undertakes towards the Landlord that it will comply with all the Landlord’s obligations in the Head Tenancy Agreement and the Management Agreement and that by signing this Agreement it takes upon itself all of the Landlord’s obligations under the Head Tenancy Agreement and the Management Agreement “BACK TO BACK,” to the extent that they apply to the Tenancy and/or have not been specifically changed in the context of this Agreement, other than with regard to the question of monetary payments in the Head Tenancy Agreement only, as will be set forth hereunder in this Agreement all subject to the exclusion of the Tenant obligation under the Head Tenancy agreement as detailed in sections 2.2 and 2.3 of this agreement. The Tenant hereby undertakes towards the Landlord, to refrain from any act or omission that contravenes the provisions of the Head Tenancy Agreement and/or that causes the Landlord to be in breach of the Head Tenancy Agreement.
3.3    The Tenant declares that it has checked the Tenancy, the plan, the urban building plan and the physical and planning status with the planning authority and with any other entity prior to signing this Agreement and has found it suitable for its needs and requirements and it has not, nor will it have, any demands and/or claims and/or actions against the Landlord and/or any third party, in any matter relating to the Tenancy and his making use thereof and declare all as stated in section 4.1 and 4.2 of the Head Tenancy Agreement.
The Tenant declares that the Tenancy is being leased thereto in its condition, after the completion of the Landlord’s renovation of the Tenancy in accordance with the specifications listed in Annex “B1” and Annex “D” to this Agreement, accomplishment of which shall be evidenced by a delivery protocol to be approved by the Tenant from time to time in accordance with the renovation completion schedule, so it will qualify as a fully furnished and designed office space, in a standard comparable at a minimum to the property presented to Tenant at 10th Ha’sharon street Tel-Aviv (the “Renovations”). Subject to Landlord’s fulfillment of the aforesaid, the Tenant hereby waives any claim of defect, flaw and/or unsuitability (except for hidden defects), including any claim in connection with the design of the Tenancy and/or the execution of additional adaptations to the Tenancy for its needs and/or any other claim. In the event of a dispute with respect to the delivery protocol, the Parties shall act in good faith to resolve such dispute, including without limitation, approaching a professional and impartial third party who shall compare the Tenancy condition after the Renovations with the original specifications according to Annex “B1” and Annex “D”, and determine whether the obligations have been accomplished by the Landlord (the “Renovation Completion Approval Mechanism”).
3.4    The Tenant declares that it is aware that in the event that a new urban building plan is approved and/or an urban building plan that is in force upon the signing of this Agreement is amended, following which construction rights are added for the Land, the additions, whether or not added in the Building, are not part of the Tenancy or the Tenant’s rights in the Tenancy, and they and/or the use thereof and/or their lease will not derogate from the Tenant’s obligation to fulfill all of its obligations in accordance with this Agreement. In this context, the Tenant undertakes not to intervene in, object to, or interfere with the planning of the Land and/or Building in any manner. The Tenant also undertakes to refrain from making any claim vis-a-vis the Landlord and/or a party on its behalf and/or any third party in connection with the same, except for a breach of the Head Tenancy Agreement, for a reason dependent on the Landlord only and/or its behalf.
3.5    The Tenant declares that it is knowledgeable about the business that it intends to conduct in the Tenancy, and undertakes to obtain all of the licenses and/or permits and/or approvals required for the operation and/or management of its business in the Tenancy, from any municipal and/or local and/or governmental and/or other authority. The Tenant declares that the Landlord is not responsible for obtaining any such license and/or permit and/or approval, except for any necessary permits for the construction and renovations to be made prior to the Transfer of Possession Date (as defined below) which the Landlord shall provide the Tenant with, including all inspection requirements. The Tenant declares that it is aware that in the event that the Tenant is unable to receive a permit for the operation of its business as stated above, the same will not constitute grounds against the Landlord, and the Tenant will not have any claim and/or demand against the Landlord for the same. Without derogating from the generality of the aforesaid, the Tenant hereby declares and confirms that it is not aware of any impediment to obtaining any permit and/or license that is required for the operation of its business in the Tenancy. Without derogating from the aforesaid, the Landlord will cooperate with the Tenant and sign any document customarily required for the aforesaid, provided that the same does not impose a financial and/or other obligation on it and/or a party on its behalf which they had not undertaken in accordance with the provisions of the Head Tenancy Agreement and/or this Agreement.
3.6    The Tenant undertakes to comply with and fulfill all of the laws, bylaws, regulations, and the like, of any competent authority, that will apply to the Tenant’s use of the Tenancy and the business operated thereby in the Tenancy.

3.7    In any case in which any claim is filed against the Landlord and/or a party on its behalf in connection with the Tenant’s use of the Tenancy that is not compliant with the law and/or deviates from the provisions of the law and/or the license, the Tenant will compensate and indemnify the Landlord and/or a party on its behalf for any expenses and/or damage and/or loss incurred thereby as a result of the same, immediately upon its first request.
3.8    The Tenant declares and confirms that there is no legal and/or other impediment to its engagement in this Agreement under its terms, and that all of the resolutions in connection with its engagement in this Agreement have been duly passed by its competent organs.
3.9    The Tenant undertakes to ensure that its business in the Tenancy will be conducted only in the interior part of the Tenancy, and that during the entire term of the lease, it will not store and/or keep materials and/or equipment outside of the area of the Tenancy.
3.10    The Tenant undertakes to keep the equipment, furniture and property listed in Annex D, which are located in the Tenancy, in good and working condition subject to reasonable wear and tear, during the entire term of the lease and to return them to the Landlord in good and working condition subject to reasonable wear and tear at the end of the term of the lease, after repairing any damage caused to them, subject to reasonable wear and tear. The Landlord shall provide the Tenant with proper documentation, including, without limitation, warranties (if any exist) and maintenance contracts (if any exist), in connection with the equipment, furniture and property listed in Annex D.
3.11    The Tenant undertakes not to install any signs and/or stickers and/or other means of advertisement on the exterior and/or interior walls of the Tenancy without the license required under law, and subject to the prior written consent of the Landlord regarding the form, placement, and manner of installation of the sign and subject to the terms of the Head Tenancy Agreement regarding signs. The Landlord may refuse to provide consent at its sole reasonable discretion. For the avoidance of any doubt, the Tenant will bear the costs of licensing, installation, maintenance, and removal of any signage that is permitted to be installed in the Tenancy as stated. Upon the conclusion of the term of the lease, the Tenant will remove the signs installed thereby, if installed, in accordance with the provisions of this Agreement, at its expense.
3.12    Landlord will take efforts to facilitate Tenant’s obtaining of Owner’s approval to install signage on the building – e.g., on the top or side of the building or on a “monument” in front of the building. Notwithstanding the foregoing, it is agreed that Tenant will be listed in the building directories, subject to consent from the Owner and the management company.
3.13    The Tenant undertakes to comply with the instructions of the Landlord and/or management company as stated in the Head Tenancy Agreement and the Management Agreement attached hereto as Annex E.
3.14    A breach by the Tenant of one or more of the provisions of this section or its subsections will constitute a fundamental breach of this Agreement, except sections 3.7 and 3.11 that will be considered as a regular breach.

4.    Purpose of the Tenancy
4.1    The Tenant is leasing the Tenancy for all office use only, all subject to the provisions of the plan applicable to the Land and/or the Tenancy and as stated at the Head Tenancy Agreement (hereinafter: the “Purpose of the Sublease”).
4.2    The Tenant hereby undertakes not to use or permit use of the Tenancy or any part thereof and/or item located therein, for any other purpose.
4.3    Without derogating from the generality of the aforesaid, the Tenant acknowledges that it is aware that the operation of the Tenancy in a manner that alters or deviates from the Purpose of the Sublease, other than constituting a fundamental breach of this Agreement, may result in a breach of the Main Tenancy Agreement between the Landlord and the Owners of the Building and/or a breach of other tenancy agreements of other tenants in the Building. Therefore, the Landlord may, without prejudice to its right to any other remedy or relief, in any case of use of the Tenancy in deviation from the Purpose of the Sublease, use any reasonable means that it sees fit against the same activity.
4.4    A breach by the Tenant of one or more of the provisions of this section or its subsections will constitute a fundamental breach of this Agreement.
5.    Transfer of Possession
5.1    The Landlord will transfer to the Tenant the legal possession of the Tenancy on the 1st of May, 2018 (hereinabove and hereinafter: the “Transfer of Possession Date”), in its condition as is on that date according to Annexes B, B1 and D, subject to the receipt of confirmation of occupancy (“Tofes 4”) at Tenancy and subject to suitability for a reasonable use of the Tenant, according to the Purpose of the Sublease and the specifications of Annexes B, B1 and D, including without limitation, the completion of substantially all of the construction works, with fixed toilet rooms, minimum functional electricity including the air-conditioning, computer stations ready for use for at least 50 employees of the Tenant, and full internet infrastructure.
5.2    In the event that the Transfer of Possession Date is delayed after the 1st of May, 2018, the Landlord will pay to the Tenant an amount equal to NIS 6,233 for each day of delay after the 1st of May, 2018.
5.3    As of the signing date of this Agreement and until the Transfer of Possession Date, the tenant shall have reasonable visitation rights subject to a prior coordination with the Landlord. The Tenant undertakes not to interfere with the execution of the work.
5.4    The Landlord shall ensure that as of the 15th of June, 2018, the Tenancy is fully complete and ready in accordance with all the specifications set forth in Annexes B, B1 and D, subject to constraints that are not dependent on the Landlord and/or not under his control. It is hereby acknowledged that the Landlord assumes full responsibly over any acts and/or omissions of any of its suppliers, vendors or subcontractors (“Landlord Partners”) in connection with this Section 5.4, and shall not claim that any failure of the Landlord Partners to comply with the same, is or was not dependent on the Landlord or in his control (“the Limitations”).

5.5    In the event that the completion of the Renovation works, as set forth in Section 3.4, is delayed after the 15th of June, 2018 (subject to the Limitations), the Landlord will pay to the Tenant an amount equal to NIS 2,500 for each day of delay after the 15th of June, 2018. In order to avoid all doubt, if the Transfer of Possession Date has not yet occurred, the Landlord shall pay to Tenant only the fee of NIS 6,233 for each day of delay until the Transfer of Possession Date, in accordance with Section 5.2 above (In other words, in the case that the Transfer of possession occurred, the Landlord will pay a reduced fine of 2,500 NIS).
5.6    Without derogating of all other remedies according to the law, in the event that aforesaid in Section 5.4 has not occurred by October 1st, 2018 and there will be a material gaps between (i) the Tenancy condition after the Renovations, and (ii) the original specifications according to Annex “B1” and Annex “D” (according to the determination of the third party to be nominated by the parties according to section 3.4 above), the Tenant shall have the right in its sole discretion to terminate this Agreement with a written notice, and claim for restitution for any payments the Tenant made pursuant to this Agreement with respect to periods in which the Tenant had not occupied the Tenancy, all subject to a determination pursuant to the Renovation Completion Approval Mechanism detailed in Section 3.4 above, in case of dispute. For the avoidance of any doubt, in case that according to the third party’s determination according to section 3.4 above, there will be no material gaps, without derogating of all other remedies available to the Tenant, the Tenant shall have no right to terminate the Agreement according to this section 5.6.
5.7    A breach of one or more of the provisions of this section or its subsections will constitute a fundamental breach of this Agreement.
6.    Term of the Sublease
6.1    It is hereby agreed that the Tenant hereby leases the Tenancy from the Landlord, as of the Transfer of Possession Date and for a period of forty-eight (48) months thereafter until the 30th of April, 2022 (hereinafter: the “Term of the Lease”).
6.2    Notwithstanding the provisions of this section, it is hereby agreed by the parties that the Tenant will be given the option(s) to extend twice the Term of the Sublease in the Tenancy by an additional term of 24 months each time (subject to the remaining term of the lease under the Head Tenancy Agreement), which will commence on 1st of May, 2022, and on the 1st of May, 2024, as the case might be, and end on 30th of April, 2014 or 30th of April, 2026, respectively (hereinafter: the “Additional Sublease Term(s)”), all subject to the terms set forth below:
6.2.1    The Landlord will continue to lease the Tenancy as stated in the Head Tenancy Agreement.
6.2.2    The Tenant has fulfilled all of its obligations in this Agreement, in full and on time.
6.2.3    The Tenant will notify the Landlord in an unconditional and unqualified, irrevocable written notice that will be provided to and received by the Landlord 120 days or more before the end of the Term of the Sublease of the Tenant’s desire to extend the Term of the Sublease. If no notice is received up to 120 days before, the tenant will be deemed to have requested to terminate the contract during the original Term of the Sublease period.
6.2.4    The Tenant has provided the Landlord with certification of the extension of the insurance policy, by and as a condition for the commencement of the Additional Term, in accordance with the specifications given by the Landlord’s insurance counsel (but, in order to avoid all doubt, intended to be substantially equivalent to the insurance requirements of the Head Tenancy agreement or the Management company Agreement), as well as certification of the validity of the bank guarantee in the form attached as Annex F.
6.2.5    All of the provisions of this Agreement, except as expressly changed, will apply during the Additional Term, if applicable, mutatis mutandis.
6.3    The duration of the Term of the Sublease is one of the main principles of this Agreement. The Tenant may not shorten the Term of the Sublease and/or vacate the Tenancy before the end of the Term of the Sublease. The aforesaid will not derogate from the rights of the Landlord under this Agreement and/or under law to instruct the Tenant to vacate the Tenancy at the end of the Term of the Sublease and/or the date on which the Head Tenancy Agreement expires. If, notwithstanding the aforesaid, the Tenant vacates the Tenancy without the Landlord’s consent before the end of the Term of the Sublease, or terminates its use of the Tenancy, the Tenant will be required to bear all of the payments applicable thereto under this Agreement, all up to the end of the Term of the Sublease.
6.4    Notwithstanding the foregoing, upon provision of a minimum of 120 days’ written irrevocable notice, Tenant may unilaterally terminate this agreement sooner than the end of the Term of the Sublease but only after October 1st, 2021 and upon paying compensation to the Landlord equal to 561,000 NIS + VAT fee (“Termination Fee”). The Landlord and the Tenant shall make best commercial efforts to lease the Tenancy to a proper substitute tenant (with sufficient economic means, and other reasonable terms that will be determined at the exclusive discretion of the Landlord) as soon as possible. In a case that such substitute tenant was found, signed a proper contract, started paying and entered the Tenancy, before the end of the 120 notice days, the Termination Fee will be reduced to the difference between the rent under this agreement and the rent paid by the substitute tenant.
6.5    Notwithstanding the provisions of Section 6.1 above, it is hereby expressly agreed that in any case in which the term of the lease with regard to the Head Tenancy expires, as defined in the Head Tenancy Agreement, and/or in any case in which the Head Tenancy Agreement is terminated for a reason other than breach by the Landlord of its obligations toward the Owner (for a reason depends only on Landlords or its behalf), or in any case in which the Head Tenancy Agreement is terminated under circumstances under which it may be terminated, the Term of the Lease under this Agreement will be concluded, and this Agreement will be terminated with prior notice identical to the notice given to the Landlord by the Owners. In such a case, the Tenant will vacate the Tenancy and return possession thereof to the Landlord, when free of any person and item belonging to the Tenant, when clean and fit for use, subject to normal wear and tear, in accordance with the provisions of this Agreement. In such a case, the Tenant will not have any claim and/

or demand and/or complaint against the Landlord and/or a party on its behalf and/or anyone in their stead with regard to the termination of the lease and/or lease that is the subject of this Agreement, as the case may be except for claims arising out of a breach of the Head Tenancy agreement by the Landlord (except for a breach resulting from a breach by the Tenant of this Agreement).
6.6    All the above without derogating from the Parties rights under this Agreement and/or the law.
6.7    The Tenant expressly and irrevocably declares and agrees that in any case in which the Owner is entitled to demand and/or file suit under law and/or the provisions of the Head Tenancy Agreement to vacate the Landlord, the Landlord will be entitled to demand and/or file suit for the immediate evacuation of the Tenant from the area of the Tenancy. The Tenant undertakes to comply with any such demand in a manner that will not cause a breach of any kind of the Head Tenancy Agreement and/or any part thereof.
6.8    A breach of any of the provisions of this section and its subsections will constitute a fundamental breach of this Agreement.
7.    Rent
The Tenant undertakes to pay the Landlord, during the entire Term of the Sublease and/or Additional Lease Term, if exercised, monthly rent for the Tenancy, as set forth below:
7.1    During the Term of the Sublease:
The Tenant undertakes to pay the Landlord, during the entire Term of the Sublease, monthly rent for the Tenancy, in the amount of NIS 187,000 (One Hundred and Eighty-Seven Thousand New Israeli Shekels) with the addition of lawful VAT.
7.2    During the Additional Lease Term:
7.2.1    In respect of each month of lease during the Additional Lease Term, the Tenant will pay the Landlord rent as paid during the last month of the Term of the Sublease that is ending, under the provisions of this Agreement, with the addition of 4%.
The rent during the Term of the Sublease and the rent during the Additional Lease Term will be hereinafter jointly: the “Rent.”
7.3    The Rent will be linked to the increase in the Consumer Price Index, as follows:
If it becomes clear that the effective index has increased compared to the base index known on the date of signing this Agreement, the Rent will increase accordingly, at the rate at which the effective index increased compared to the base index.
For the avoidance of doubt, it is hereby clarified and agreed by the parties that in the event that the effective index decreased compared to the base index, the Rent will not change.

7.4    The Rent will be paid on a quarterly basis on the first day of every quarter, by the provision of checks or Direct Debit or wire transfer made payable the Landlord.
7.5    The Rent will be paid as follows:
7.5.1    Upon signing this agreement (prior to Transfer of Possession Date), Tenant will pay three (3) months’ Rent to Landlord for the period of the first 3-month rent (“First payment”).
7.5.2    On the 1st of March, 2018, (also prior to Transfer of Possession Date) Tenant will pay another three (3) months’ Rent to Landlord for the period of the 4th month rent through the 6th month rent. (“Second payment”). The Second payment is subject to completion of the following work: the division of an internal space in plaster walls, the laying of electric channels and the preparation of an infrastructure for electrical outlets. In case of non- completion of the above, the Second payment will be postponed accordingly.
7.5.3    Such six (6) months of rent payments shall be applied against rent due during the initial six (6) months of the lease, such that no additional rent payment shall be due by Tenant until the beginning of the 7th month of the lease. Beginning on the 7th month and thereafter, and for each subsequent quarter of the Term of the lease, Tenant shall pay rent to Landlord according to Section 7.4.
7.6    In the event that the parties mutually decide to replace the checks with a standing order, an appropriate standing order will be provided.
7.7    In the event that a payment is made by check, the linkage differentials will be paid by the Tenant to the Landlord every six months during the Term of the Sublease and the Additional Lease Term, if exercised, no later than the 20th day of the month for the previous six-month period.
7.8    The Tenant will pay the Landlord Value Added Tax for the same, in addition to payment of the Rent, at the legal rate on the date of each actual payment.
7.9    In the event that a change occurs to the Value Added Tax rate and any difference is required to be paid as a result of the same, the Tenant will pay the Landlord this difference on the earlier of the following dates: within Ten days from receipt of the Landlord’s request for payment, or the date set forth by law for the same payment.
7.10    For the avoidance of doubt, it is clarified that only full and final payment of each check or transfer will be deemed to be payment.
7.11    A breach of any of the provisions of this section and its subsections will constitute a fundamental breach of this Agreement.
8.    Additional payments
8.1    The Tenant undertakes that as of the Transfer of Possession Date, the Tenant will bear payment of the municipal and governmental taxes and charges applicable to a lessor of premises/tenant, including fees, municipal property tax (Arnona), signage taxes, municipal taxes, charges, and other payments imposed on a lessor/holder/tenant of an asset, and its use of the infrastructures, electricity, and water, during the Term of the Sublease and the Additional Lease Term, if exercised, directly and on the lawful date on which the same must be paid to the various authorities for the lease of the Tenancy. For the avoidance of any doubt, it is hereby clarified that the Tenant will bear any charge applicable to the Tenancy, even if the same does not apply to a holder/tenant of an asset, which arises from its business and/or the Purpose of the Lease of the Tenancy. Any taxes and charges (היטלים) that are by their nature imposed on an owner of asset will apply to the Landlord.
8.2    The Tenant undertakes to transfer the municipal property tax bill to its name before the commencement of the Term of the Sublease. In the event that the municipal property tax bill cannot be transferred to the name of the Tenant; the Tenant will pay the Landlord its proportionate share of the municipal property tax payments within seven (7) days before the payment due date by the Landlord.
8.3    The Tenant undertakes to present the Landlord of the Tenancy, from time to time, at the request of the Landlord of the Tenancy, with copies of all of the receipts and/or certifications attesting to the Tenant’s payment of the amounts that it is required to pay under this Agreement. The Landlord undertakes to provide the Tenant with receipts and copies of payments that were paid thereby for the Head Tenancy at the Tenant’s request, provided that the same payments also include the Tenant’s payments as stated in Section 8.2 above.
8.4    In the event that the Landlord makes any payment which, under this Agreement, is required to be paid by the Tenant, after informing the Tenant of its intention to do so in writing 14 days in advance, and the Tenant does not make the aforesaid payment on its own, the Tenant will be required to reimburse the Landlord for any amount paid thereby in addition to lawful Value Added Tax, immediately upon the first written request of the Landlord, as established invoice, together with index linkage differentials, lawful Value Added Tax, and arrears interest at the rate determined in Section 9 below, as of the date on which the Tenant was required to make the payment on its own, and until their actual payment by the Landlord.
8.5    Without derogating from the generality of the aforesaid, as soon as practicable after the Transfer of Possession Date, the Tenant will transfer the utility bills to its name, including electricity, gas, water, communications etc., at Tenant’s expense, and Tenant shall be liable towards any such utility suppliers to pay all bills and expenses when due. The Tenant will present to the Landlord, upon demand, receipts for payments of the above bills. It is Tenant’s sole liability to hold any necessary approvals or permissions to connect any utilities as mentioned above as well as to keep Landlord indemnified against any and all expenses, caused by non-obtaining of any of such approvals and/or permissions by Tenant. If any demand for payment is issued on behalf of the Landlord, the Tenant undertakes to make the aforesaid payments to the Landlord within seven days from the receipt of a written request.
8.6    In the event that the Tenant decides to install communications and/or gas and/or a telephone lines in the Tenancy, the Tenant will be required to receive the Landlord’s and Owner’s prior written consent, not to be unreasonably withheld. The Tenant will bear any cost and expense in connection with the same, including in respect of the installation, ongoing payments, etc.
8.7    The Tenant will bear all of the expenses, of any type or kind, involved in the use of the Tenancy, including, without derogating from the generality of the aforesaid, for management fees and/or housing committee fees (בית ועד מיסי ) that are applicable to the Tenancy in the Building in which the Tenancy is located (including additional payments and/or deposits and/or collateral required by virtue of the Management Agreement), interior cleaning of the Tenancy, ongoing maintenance of the Tenancy, which are applicable thereto under the provisions of the Head Tenancy Agreement and the Management Agreement (if any), and this Agreement. For the avoidance of doubt, the Tenant will bear all of the aforesaid as of the actual Transfer of Possession Date, regardless of the actual use made of the Tenancy. Management fees will be according to the customary fees paid to the management Company of the Hagag Tower (as of the signature date NIS 15/sqm/mo + VAT). Notwithstanding the forgoing, the parties agree that any fees associated with the Adjustment Works/Renovations (including without limitation, removal of renovation waste, and cleaning in connection with the renovation) will apply to the Landlord.
8.8    Any other new tax on property that will be imposed after the signing of this Agreement, and that will apply to the Tenancy, will be paid in the following manner: if it is applied to the owners pursuant to the provisions of the law based on which the same tax is applied, the tax will apply to and be paid by the Landlord. However, if under the provisions of the same law, the same is applied to holders, the tax will apply to and be paid by the Tenant.
8.9    The Tenant undertakes to transfer the electricity and water and municipal property tax (Arnona), accounts into its name prior to starting the Lease Period.
8.10    A breach of any of the provisions of this section and its subsections will constitute a fundamental breach of this Agreement.
9.    Arrears interest
9.1    Any amount that is owed by the Tenant to the Landlord under this Agreement and that is not paid on time will also bear, in addition to the linkage differentials, arrears interest at the maximum rate permitted under law, and if no such limitation exists – at the overdraft interest rate of Bank Ha’poalim le-Israel Ltd. (hereinafter: “Arrears Interest”), as of the payment date set forth in this Agreement regarding the amount in arrears and until actual payment of the same amount.
9.2    Arrears in the payment of Rent as stated above for a period exceeding ten business days will be deemed to be a fundamental breach of this Agreement by the Tenant, without derogating from the Landlord’s right to Arrears Interest, as set forth above.
9.3    None of the above will be interpreted as granting the Tenant any right to delay any payment of Rent under this Agreement.

10.    Changes in the Tenancy
10.1    The Tenant may not make any change or addition to the Tenancy without the Landlord’s prior written consent, which will only be provided at the sole and reasonable discretion of the Landlord, (e.g., construction and design considerations of the Landlord, subject to Planning feasibility, and owner consent if needed, etc.). It is hereby agreed that minor changes in the Tenancy shall not be considered prohibited changes under this section.
10.2    In the event that the Landlord gives consent to make the changes and/or additions in the Tenancy as stated, the Tenant will be responsible for obtaining, at its expense and responsibility, any permit and/or license required for the performance of the additions and/or changes as stated, including insurance, and will bear any tax and/or charge and/or permit or consent fees required for the execution of the additions and/or changes as stated. It is agreed by the parties that the Landlord shall be entitled (but not obligated) to perform these changes or additions to the Tenancy and the Tenant will pay the Landlord cost + 20%, if the Tenant is able to find a lower quote for such agreed changes and/or additions or the Landlord does not wish to conduct such changes and/or additions, the Tenant shall be allowed to perform such agreed changes and/or additions through another licensed contractor on his behalf, provided however, that such changes and/or additions shall be subject to a plan approved by the Landlord (such approval shall not be unreasonably withheld or delayed).
10.3    In the event that a change and/or addition was made to the Tenancy that did not exist on the Transfer of Possession Date, without obtaining a license, the Tenant will be solely responsible for any expense and/or damage and/or loss, of any type or kind, caused to the Landlord and/or any party on its behalf and/or the Tenancy and/or Land and/or any third party, following the aforesaid, including legal expenses and/or financial charges that the Landlord and/or a party on its behalf is charged or fined by a court. Any amount that is paid as stated by the Landlord and/or a party on its behalf will be reimbursed by the Tenant to the paying party within seven days from the date of its written request to do so.
11.    Maintenance of the Tenancy
In addition to the Tenant’s obligations to comply with all of the provisions of the Head Tenancy Agreement (except as specifically excluded in this Agreement), including regarding maintenance of the Tenancy, the Tenant hereby undertakes and declares that:
11.1    It will use the Tenancy in a proper and reasonable manner, and will strive to protect the Tenancy and systems of the Tenancy (including the air-conditioning system installed in the Tenancy) and any equipment and property, and keep them in working order during the entire Term of the Lease and/or Additional Lease Term, and repair, on its own and at its expense, any defect, damage, or harm to the Tenancy and its systems caused thereby and/or by a party on the Tenants behalf, including its employees, guests, and visitors (welcome or not), except for such defects caused by normal wear and tear or inherent defects (i.e., including, for example, furniture wear and tear and electrical products under guarantee) which shall be fixed by the Landlord all subject to the parties consent at Annex “G.” The Tenant further undertakes to return possession of the Tenancy to the Landlord at the end of the Term of the Sublease and/or Additional Lease Term, or after termination of the Agreement or its termination by the Landlord, when the Tenancy is free from any person and item belonging to the Tenant, and in good and working condition, as provided to the Tenant, when clean and fit for use, and to perform at its expense any repair that is required for the fulfillment of its obligations as stated, except for any defects, caused by normal wear and tear or inherent defects which shall be fixed by the Landlord, by no later than the date on which the Landlord is entitled to the return the Tenancy as stated.
The Tenant will maintain the Tenancy on its own and at its expense – including any insurance and maintenance of all of the systems installed in the Tenancy, including any operation, removal of trash, cleaning, security, all of the electricity consumption costs, maintenance of the air conditioning system, water, and the like. The Tenant undertakes to return the Tenancy at the end of the Term of the Sublease when all of its systems are in working order and operational, in the condition as received.
11.2    The Tenant undertakes not to perform any changes and/or additions in the Tenancy that relate to structural / construction changes and/or that pertain, directly or indirectly, to the various systems and/or infrastructures installed in the Tenancy, without the Landlord’s prior written consent, subject to receipt of a lawful license and permit, if such a license/permit is required.
11.3    Without derogating from the Tenant’s rights under this section, the Tenant will be required, immediately upon receipt of the Landlord’s request for the same, to clear, at its expense, any additions or changes made by the Tenant without the Landlord’s consent as stated above, and the Landlord will have the right to do so at the Tenant’s expense, if the Tenant fails to do so.
11.4    To ensure, that no illegal use is made of, and/or no illegal action occurs in, the Tenancy and/or adjacent thereto and/or which the Landlord believes to be incautious, improper, unfair, disruptive, disturbing, harmful to the value of the Tenancy and/or the facilities and other services in the environs of the Tenancy, and/or that directly or indirectly impact the risks that are the subject of the various insurance policies and/or rates of premiums of the aforesaid insurance policies, in connection with the Tenancy and all of its fixtures, services and/or contents.
12.    Liability and insurance
12.1    The Tenant will be liable for any loss or damage of any kind that is caused to the Tenant and/or Landlord and/or Owners and/or any third party following the use of the Tenancy by the Tenant and/or a party on its behalf and/or due to an action of the Tenant in the Tenancy and/or following any action and/or omission of the Tenant and/or its employees and/or any parties acting on its behalf and/or employed thereby and/or by a party on its behalf (but excluding the act of the management company of the building), without derogating from any provision under law regarding liability.
12.2    The Tenant will be liable for the working and proper operation of the fixtures of the Tenancy with regard to their direct use, excluding any fixtures of the Tenancy that were constructed or installed by or on behalf of the Landlord subject to the parties consent at Annex “G.” The Tenant undertakes to indemnify the Landlord and/or a party on its behalf, immediately upon its first request, for any charge and/or expense (including defense costs and/or attorney fees) that is imposed on any of them following a demand and/or claim arising from damage and/or an action and/or omission for which the Tenant is liable as stated. The Landlord will notify the Tenant of the existence of a demand and/or claim as stated immediately upon receipt thereof, and will allow the Tenant to defend itself against the same.
12.3    The Tenant undertakes to ensure that it will hold insurance policies that are valid for the entire Term of the Sublease and/or Additional Lease Term, if any, as follows: employer liability insurance in connection with its activity in the Tenancy, and third-party liability insurance in connection with its activity in the Tenancy with appropriate and suitable limitations. For the avoidance of doubt, the issuance of the insurance policies as stated in this section will not reduce and/or derogate from the Tenant’s liability under this Agreement. Tenant will transfer certifications regarding the valid insurance policies to the Landlord on the Transfer of Possession Date. The wording of the certifications of insurance policies will be subject to Landlord’s reasonable approval.
12.4    It is agreed by the parties that the provisions of Articles 14 and 15 of the Head Tenancy Agreement shall apply to this agreement as an integral part. In order to avoid all doubt, liability associated with the Renovations and Adjustment Works performed by the Landlord in the Tenancy shall be borne by the Landlord, and Landlord shall secure appropriate insurance. The Tenant undertakes to obtain all the insurance stated in Articles 14 and 15 of the Head Tenancy Agreement and to provide appropriate insurance certificates. The Tenant declares to take full responsibility for all of the foregoing toward the Owner, the management company and all third parties at its own risk and expense (and not that of the Landlord), except in connection with the Renovations and Adjustment Works as described above).
13.    Vacating the Tenancy
13.1    At the end of the Term of the Lease or the Additional Lease Term, if any, or the conclusion or termination in any case set that is forth in this Agreement, the Tenant will vacate the Tenancy and return it to the Landlord when empty of any person and item that does not belong to the Landlord, in a condition that is fit for use, as received upon the commencement of the Term of the Lease, excluding reasonable wear and tear following ordinary and regular use. The Tenant undertakes to repair any damage caused to the Tenancy and equipment and property therein before the vacating date as stated.
13.2    In the event that the Tenant does not vacate the Tenancy on the date set forth in this Agreement, the Tenant will pay the Landlord liquidated damages, in addition to and without derogating from any other remedy to which the Landlord is entitled under the provisions of any law and/or contract (hereinafter: the “Damages”) for each day of delay, in the amount of NIS 6,233 in addition to Value Added Tax for each day of delay as stated.
13.3    The termination of this Agreement in accordance with the provisions of this Agreement and/or its termination for any reason by any party will not derogate from the obligations of the Tenant under the terms of this section above.

14.    Breaches and remedies
14.1    The occurrence of any of the following will be deemed to be a fundamental breach of the Agreement:
14.1.1    If the Tenant does not pay the Lease Fees within ten days from the date set forth in this Agreement for the payment thereof, after having received a warning of ten days from the Landlord for payment of the same, and has failed to make the payment.
14.1.2    If the Tenant does not make another payment applicable thereto under this Agreement, even after warning of 14 days from the Landlord for payment thereof, and has failed to make the payment.
14.1.3    A breach by any party hereto of its obligations under Sections 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, 13, 14, 15 and 16 or any other fundamental breach mention in this agreement.
14.1.4    If a party breaches or does not fulfill any of its other obligations under this Agreement and does not remedy the breach within 14 days from the date on which it was given written warning to do so.
14.2    Upon the occurrence of one of the cases listed in this section above, the Landlord may, but is not required to, notify the Tenant of the termination of its lease right, in which case the Tenant will be required to vacate the Tenancy upon receipt of the aforesaid notice.
14.3    In the event of a fundamental breach of the Head Tenancy Agreement, by the Landlord only (for a reason dependent only on the Landlord or his behalf and in no way connected with a breach of the Tenant under this agreement), and which was not amended as required, it is hereby agreed that in such a case, the Tenant will be entitled to fulfill the Landlord’s obligations directly to the Owner (according to section 21.7 in the Head Tenancy agreement), and under such circumstances, the Head Tenancy Agreement and this Agreement will remain in force without the parties having any claims and/or demands against each other; provided that the Tenant shall pay the Rent only according to this Agreement, such that the Owner shall receive the rent according to the Head Tenancy Agreement and the balance will be paid to the Landlord.
14.4    It is hereby agreed that any lien, encumbrance or any other legal restriction on usability, that is imposed on the Tenant or the Landlord with respect to the Tenancy, the fixtures, equipment or furniture, that is not removed within 45 days by the encumbered party, shall constitute a fundamental breach of this agreement, and shall entitle the non-breaching party all rights and remedies available to it under this Agreement, including without limitation, termination of this Agreement. The aforesaid shall apply to any bankruptcy, insolvency, liquidation, dissolution or winding up mutatis mutandis.
15.    Security
15.1    As security for the fulfillment of all of its obligations under this Sublease Agreement, the Tenant will provide the Landlord, within 14 days as of the Signature Date, with all of the securities set forth below:

Bank Guarantees
15.1.1    An autonomous bank guarantee in the form specified in Annex F (hereinafter: the “Bank Guarantee”).
15.1.2    Without derogating from the contents of Annex F as stated, the Bank Guarantee will be subject to all of the following provisions:
The Bank Guarantee will be autonomous, unconditional, transferable, drawn up in favor of the Landlord as a beneficiary, exercisable in installments, and shall remain valid or constantly extended by the Tenant own expense and responsibility for the entire term of the Agreement, up to 60 days following the conclusion of the Term of the Sublease. The Bank Guarantee will be in the amount of 1,122,000 in addition to Value Added Tax. During the last year of the Sublease, the Bank Guarantee will be reduce and will be in the amount of 748,000 in addition to Value Added Tax. The guarantee amount as stated will be linked to the index as of the base index and until the index known on the actual payment date. It is clarified that the Lessee will bear any fee and/or expense and/or payment for the Bank Guarantee at its sole expense.
15.1.3    In the event that the validity of the Agreement is extended for the Additional Lease Term, the Tenant will provide the Landlord with the Bank Guarantee for the Additional Lease Term in the same form and under the same terms as the Bank Guarantee that was provided in connection with the Term of the Sublease. The rate of the guarantee during the Additional Lease Term will be updated such that it will amount to the higher of four (4) months of rent in addition to Value Added Tax, in the rate in force on the Additional Lease Term.
15.1.4    In the event that the Tenant materially breaches any of the provisions of the Agreement, including, but not only, in a case in which the Landlord is owed any payment from the Tenant that was not paid on time (including and without derogating from the generality of the aforesaid, amounts for undertakings to indemnify the Landlord and/or Owners), the Landlord may, subject to providing prior written notice ten (10) days in advance, redeem the Bank Guarantee for payment, in whole or in part (as it chooses), without derogating from any remedy and/or relief and/or right granted to the Landlord under the Agreement and/or under any law.
15.1.5    It is clarified that in a case in which the Landlord uses the Bank Guarantee as stated above, the Tenant will be required to provide the Landlord with a new Bank Guarantee under the same terms and in the same amount (linked to the index), within 15 days from the date on which the Landlord redeemed the Bank Guarantee for payment as stated.
15.2    The Tenant will be entitled, at its discretion, to replace the Bank Guarantees and provide the Landlord, within 14 days as of the Signature Date with cash deposits and the following provisions will apply thereto:
15.2.1    The Tenant will deposit with the Landlord a cash deposit equal in value to 6 (six) months lease – plus VAT. Said payment will be deposited with and held on deposit by the Landlord, in order to guarantee the Tenant’s undertakings and will replace the Bank Guarantees.
15.2.2    For the avoidance of doubt, it is clarified that nothing above stated will derogate from the Tenant’s obligation to settle its obligations in full, in accordance with all the provisions of this Agreement.
15.2.3    If the Tenant breaches any of this Agreement’s provisions, including but not limited to an event in which any late payment whatsoever reaches the Landlord from the Tenant (including and without derogating from the generality of the aforesaid, amounts in respect of undertakings to indemnify the Landlord and/or the Owner), the Landlord will be entitled, subject to giving 7 days prior written notice, to be repaid out of the deposit which it holds, in whole or in part (and at its discretion) and to do so without detracting from any relief and/or remedy and/or right granted to the Landlord under the Agreement and/or under any law.
15.2.4    It is clarified that in the event where the Landlord exercises the cash deposit as stated above, the Tenant will be required to lodge a new deposit on the same terms and in the same amount, and to do so within 15 days from the date on which the Landlord was repaid from that deposit.
15.2.5    The provisions of section 15.1.3 above will apply respectively, mutatis mutandis, to the cash deposit.
15.2.6    For the avoidance of doubt, it is clarified that at the end of the Lease Period, only the principal of the deposit (in its nominal amount) will be refunded and the Landlord does not undertake to invest the amount of the deposit in any investment whatsoever. And so, the deposit to be returned will not be subject to interest differentials and/or linkage and/or returns of any kind.
15.2.7    It is agreed that the Tenant will be entitled, at its discretion and at any time Subject to prior notice and written consent of the Landlord, to replace the cash deposits with Bank Guarantees in the form specified in Annex F and section 5.1.1- 5.1.5 will apply.
16.    Non-transfer of rights
16.1    The Tenant may not lease and/or transfer and/or assign and/or pledge or encumber in any manner, to any third party, any of its rights under this Agreement without the prior written consent of the Landlord.
16.2    Notwithstanding the above, it is hereby agreed that the Tenant will be entitled to sublease only part of the Tenancy (up to 70% of the Tenancy), subject to the following cumulative conditions:
16.2.1    The Tenant gave a written notice to the Landlord at a reasonable time in advance.
16.2.2    The Landlord gave his consent to the sublease identity (the sublease identity does not have a criminal record etc.), such consent shall not to be unreasonably withheld or delayed.

16.2.3    The sublessee will sign a commitment in which he undertakes to comply with all the terms of this Agreement, with the required changes.
16.2.4    There will be no change in the terms of this agreement and without derogating from the aforesaid, there will be no change in the purpose of the Sublease as defined in this agreement.
16.2.5    It is clarified that there will be no legal relationship between the sublessee and the Landlord (also the sublessee will not be able to make any claim to Landlord) and any transfer made contrary to all the above will not be valid.
16.3    After completion of the Renovations and Adjustment Works, the Landlord is entitled to transfer its rights and/or obligations under this agreement to any other party and/or entity whatsoever and/or to encumber them without the consent of the Tenant, provided that the Tenant’s rights under this agreement shall not be prejudiced in any way. Regardless of the completion of the Renovations and Adjustment Works, the Tenant will sign a financing Bank appendix in a form attached to this agreement as Annex “H”, or any other form required by the bank. It is hereby clarified that the bank account to which the Tenant undertakes to transfer the Rent according to Annex “H”, will be a bank account which belongs to the Landlord.
16.4    Notwithstanding anything to the contrary in this Section 16, Tenant may assign this Agreement or sublet the Tenancy, or any part thereof, to any entity controlling Tenant, controlled by Tenant or under common control with Tenant, or the surviving entity following a merger, consolidation or other reorganization of Tenant, or to an entity acquiring all or substantially all of the stock or assets of Tenant, without the prior written consent of Landlord; provided, however, that the Landlord’s rights under this Agreement shall not be prejudiced in any way.
17.    General, addresses, and notices
17.1    The Tenant may not make use of any offset right vis-a-vis the Landlord.
17.2    No change and/or waiver and/or deviation from the provisions of this Agreement will have any force unless made in writing and signed by the parties to the Agreement.
17.3    The consent on behalf of any of the parties to a deviation from the terms of this Agreement in a given case will not constitute a precedent and will not serve as an inference for any other case. In the event that a party does not use a right granted thereto under this Agreement in a certain case, the same will not be considered a waiver of the same right in the same case and/or another similar case or one that is not similar, and no waiver of any right of the same party will be inferred from the same. A waiver made in one matter will not be used as in inference for another matter.
17.4    This Agreement will not create a partnership and/or agency relationship between the parties and will not grant rights to any third party that is not mentioned in the Agreement, and this Agreement will not derogate from or harm any right or obligation of any third party.

17.5    For the avoidance of doubt, it is clarified that the rights granted to the Tenant under this Agreement, if granted thereto, are granted to the Tenant solely with respect to the Tenancy, and the Tenant does not and will not have any right in connection with existing or additional construction rights and/or existing or additional construction areas that are approved and built by the Landlord or any third party and/or in connection with the use of any of them in the Building, whether they currently exist or will exist in the future, which is not within the Tenancy, including roofs, passageways, and the like. The Tenant provides its consent in advance to any action and/or use as stated and may not oppose any of them in any manner. It is further clarified for the avoidance of doubt that the Tenant may, at any time, register a cautionary note on behalf of its rights under this Agreement.
17.6    The addresses of the parties for the purpose of this Agreement are as set forth in the preamble.
17.7    Any notice sent by one party to another in accordance with the Agreement will be sent by registered mail or delivered by hand and will be deemed to have been delivered within three days of the date of being sent or the date of delivery thereof by hand.

In witness whereof, the parties have affixed their signatures:

/s/ Tom Kadosh	/s/ David Feldman
SwitchUp Ltd.	Ziprecruiter Israel Ltd.

By: Tom Kadosh	By: David Feldman

Title:	Title: Director
Attorney Certification
I, the undersigned, Adv. Guy Libzon, of 4 Ha’nechoshet Street Ramat Ha’hayal, Tel Aviv, hereby certify that Mr. David Feldman (American Passport No. 488040256), is authorized to sign this Agreement on behalf of the Tenant such that his signature binds the Tenant for the purposes of this Agreement.
In witness whereof, I affix my signature:

/s/ Guy Libzon, Adv.
Adv. Guy Libzon

Annex A – Head Tenancy Agreement – Attached

Annex B - Plan – Attached

Annex C - Insurance Appendix of Head Tenancy Agreement – Deleted.

Annex D - List of Equipment - Attached

Annex E – Management Agreement and/or Articles of the Head Tenancy Agreement (if any)

Annex F – Wording of the Bank Guarantee
Bank
Branch
To

__________Ltd.

To Whom It May Concern,

Re:    Bank Guarantee No. _________
1.    At the request of ____________ (hereinafter: the “Applicant”), we hereby guarantee to you, with an absolute and unconditional guarantee under any terms, payment of any amount up to an amount of NIS _________(_____________ New Israeli Shekels) (hereinafter: the “Guarantee Amount”) that you will demand from the Applicant.
The Guarantee Amount will be linked to the Consumer Price Index, under the following linkage terms:
a.    Price Index - will mean the Consumer Price Index published each month by the Central Bureau of Statistics.
b.    If it becomes clear upon payment of the Guarantee Amount and/or part thereof that the Price Index known on the aforesaid payment date (hereinafter: the “New Index”) is higher than the Price Index for the month of ___________that is published on ________________ (hereinafter: the “Original Index”), the Guarantee amount will increase by the ratio between the New Index and the Original Index.
The Guarantee Amount, in addition to the linkage differentials to the Price Index as stated, will be referred to as the Increased Guarantee Amount.
2.    Upon your first written request, we will pay you, no later than seven days from the date on which we receive your demand at our address as set forth below, any amount set forth in the demand, provided that it does not exceed the Increased Guarantee Amount, without requiring you to prove your demand and without you being required to demand the payment from the Applicant first.
3.    You may exercise this Guarantee at once or in parts, at your sole discretion, provided that we will not pay for the Guarantee, in any case, a total amount that exceeds the Guarantee Amount in addition to linkage differentials.
4.    This Guarantee will remain in force until the day of (inclusive) only, and will be null and void after the aforesaid date.
5.    This Guarantee may not be transferred and/or assigned.

Annex G – Directives for Using the Tenancy and its Systems – Attached

Annex H – intentionally omitted